UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Apollo Investment Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
    ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

APOLLO INVESTMENT CORPORATION
9 West 57th Street
New York, New York 10019
(212) 515-3450
SUPPLEMENT TO PROXY STATEMENT
2019 Annual Meeting of Stockholders
The purpose of this supplement, dated July 23, 2019 (this “Supplement”), to the definitive proxy statement (the “Proxy Statement”) of Apollo Investment Corporation (the “Company”), filed with the Securities and Exchange Commission on June 23, 2019, relating to the Company’s Annual Meeting of Stockholders to be held on August 6, 2019, at 9:30 a.m., Eastern Daylight Time, at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, is solely to correct some errors in the Security Ownership of Certain Beneficial Owners and Management table and in the Committees of the Board of Directors section.

No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement.

As a reminder, for the reasons set forth in the Proxy Statement, the Board of Directors recommends that you vote “FOR” all Proposals.

Please vote your shares today so the Company can avoid additional solicitation expenses and potential delays.  If you do not have a copy of your proxy card, you may vote your shares by calling 1-800-690-6903.
Security Ownership of Certain Beneficial Owners and Management
As of the Record Date, to our knowledge, no person would be presumed under the Investment Company Act of 1940, as amended (the “1940 Act”), to “control” us, as such term is defined in the 1940 Act.
Our Directors consist of independent Directors (Directors who are not “interested persons” (as defined in the 1940 Act) of the Company, and therefore not affiliates of AIM) (“Independent Directors”) and interested Directors. Interested Directors are “interested persons” of the Company, as defined in the 1940 Act.
The following table sets forth, as of March 31, 2019, certain ownership information with respect to our common stock for those persons whom we believe, based on public filings and/or information provided by such persons, directly or indirectly owned, controlled or held, with the power to vote, 5% or more of our outstanding common stock as of that date as well as our affiliates that directly or indirectly owned, controlled or held, with the power to vote, our outstanding common stock as of that date. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power over the securities owned by it.

Name and address of Beneficial Owner	Type of ownership(1)	Shares owned	Percentage of common stock outstanding
Thornburg Investment Management Inc. (2)	Beneficial	8,190,667	11.89%
Apollo Management Holdings, L.P.(3)	Beneficial	2,957,518	4.29%

(1)	All of our common stock is owned of record by Cede & Co., as nominee of The Depository Trust Company.

(2)
The principal address for Thornburg Investment Management Inc. (“Thornburg”) is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506. Information obtained from a Form 13F filed by Thornburg with the Securities and Exchange Commission (the “Commission” or “SEC”) reporting share ownership as of March 31, 2019. Based on that filing, Thornburg maintains the sole power to vote or dispose of 8,190,667 shares.

(3)	Apollo Management Holdings, L.P. (“Apollo Management”) is an affiliate of the Company. The principal address for Apollo Management is 9 West 57th Street, New York, New York 10019.
The following table sets forth, as of the Record Date, the number of shares of the Company’s common stock beneficially owned by the Director nominees and each of our other Directors and our current Executive Officers. As of that date, the Company’s Directors and Executive Officers, as a group, owned less than 1% of the Company’s outstanding common stock.

Independent Directors and Nominees, Interested Directors and Executive Officers	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Independent Directors and Nominee
Jeanette W. Loeb	10,000	*
Barbara Matas	6,666	*
Frank C. Puleo	9,726	*
R. Rudolph Reinfrank	8,333	*
Carl Spielvogel	167	*
Elliot Stein, Jr.	8,422	*

Interested Directors
John J. Hannan	54,531	*
Bradley J. Wechsler	15,000	*
Howard T. Widra……………………………………………………………………………………....	38,363(3)	*
James C. Zelter	132,604	*

Executive Officers
Gregory W. Hunt	12,558	*
Joseph D. Glatt	424	*
Tanner Powell	52,827(4)	*
Cindy Z. Michel	212	*
Amit Joshi	233	*

*	Represents less than 1% of the outstanding shares.

(1)	Includes shares held through indirect beneficial ownership in a family trust.

(2)	Based on 68,068,426 shares of common stock outstanding as of the Record Date.

(3)	Also includes 23,762 unvested restricted stock units, 702 of which will vest, subject to the applicable terms and conditions, within 60 days of the date set forth above.

(4)	Also includes 48,904 unvested restricted stock units, 702 of which will vest, subject to the applicable terms and conditions, within 60 days of the date set forth above.

Committees of the Board of Directors

As of March 31, 2019, our Board of Directors had established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. For the fiscal year ended March 31, 2019, the Board of Directors of the Company held 27 board meetings, eight Audit Committee meetings, four Nominating and Corporate Governance Committee meetings and one Compensation Committee meeting. The Board also has established a Co-Investment Committee. During the fiscal year ended March 31, 2019, the Co-Investment Committee held 18 meetings. All Directors who were Directors during the fiscal year ended March 31, 2019 attended at least 75% of the aggregate number of meetings of the Board of Directors and of the respective Committees on which they served.

The Company requires each Director to make a diligent effort to attend all Board of Directors and committee meetings, and encourages Directors to attend the annual meeting of stockholders. At the 2018 Annual Meeting, all of the Directors attended in person.

Audit Committee. The Audit Committee operates pursuant to an Audit Committee Charter approved by the Board of Directors. The charter sets forth the responsibilities of the Audit Committee, which include selecting or retaining each year an independent registered public accounting firm (the “auditors”) to audit the annual financial statements of the Company; reviewing and discussing with management and the auditors the annual audited financial statements of the Company, including disclosures made in management’s discussion and analysis, and recommending to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10-K; reviewing and discussing with management and the auditors the Company’s quarterly financial statements prior to the filing of its quarterly reports on Form 10-Q; pre-approving the auditors’ engagement to render audit and/or permissible non-audit services; evaluating the qualifications, performance and independence of the auditors; reviewing preliminary valuations of the investment adviser and independent valuation firms and recommending valuations to the Board of Directors; and recommending compensation of the Chief Financial Officer to the Board of Directors for determination. The Audit Committee is composed of six persons: Messrs. Puleo, Reinfrank, Spielvogel and Stein and Mses. Matas and Loeb, all of whom are Independent Directors and are otherwise considered independent under NASDAQ Marketplace Rule 5605(a)(2). Each member of the Audit Committee is expected to continue to serve on the Audit Committee after the Meeting. Ms. Matas serves as the Chairperson of the Audit Committee. The Company’s Board of Directors has determined that Mr. Reinfrank and Ms. Matas each qualify as an “audit committee financial expert” as that term is defined under Item 401 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee Charter is available on the Company’s website (http://www.apolloic.com).

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for selecting qualified nominees to be elected to the Board of Directors by stockholders; identifying, selecting or recommending qualified nominees to fill any vacancies on the Board of Directors or a committee thereof; developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; overseeing the evaluation of the Board of Directors and management; and undertaking such other duties and responsibilities as may from time to time be delegated by the Board of Directors to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of six persons: Messrs. Puleo, Reinfrank, Spielvogel and Stein and Mses. Matas and Loeb. Mr. Stein currently serves as the Chairman of the Nominating and Corporate Governance Committee. Each member is expected to continue to serve on the Nominating and Corporate Governance Committee after the Meeting. The Nominating and Corporate Governance Committee has adopted a written Nominating and Corporate Governance Committee charter which is available on the Company’s website (http://www.apolloic.com).

The Nominating and Corporate Governance Committee will consider stockholder recommendations for possible nominees for election as Directors when such recommendations are submitted in accordance with the Company’s current bylaws, the Nominating and Corporate Governance Committee Charter and any applicable law, rule or regulation regarding Director nominations. Nominations should be sent to Joseph D. Glatt, Corporate Secretary, Apollo Investment Corporation, 9 West 57th Street, New York, New York 10019. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of the ownership;

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Nominating and Corporate Governance Committee and nominated to the Board of Directors; and

If requested by the Nominating and Corporate Governance Committee, a completed and signed Director’s Questionnaire.

Criteria considered by the Nominating and Corporate Governance Committee in evaluating the qualifications of individuals for election as members of the Board of Directors include, to the extent required, compliance with the independence and other applicable requirements of the federal securities laws, the listing standards of NASDAQ, and any other applicable laws, rules, or regulations; the ability to contribute to the effective management of the Company, taking into account the ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with the Company’s management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties; educational background, business, professional training or practice (e.g., medicine, accounting or law), public service or academic positions, experience from service as a board member (including the Board of Directors) or as an executive of investment funds, public companies or significant private or not-for-profit entities or other organizations, and/or other life experiences; and personal and professional integrity, character, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate. The Board of Directors also believes it is appropriate for members of the Company’s management to serve as a member of the Board of Directors. In addition, although the Nominating and Corporate Governance Committee does not have a formal policy with regard to consideration of diversity in identifying Director candidates, the Nominating and Corporate Governance Committee may consider whether a potential candidate’s professional experience, education, skills and other individual qualities and attributes, including gender, race or national origin, would provide beneficial diversity of skills, experience or perspective to the Board of Directors’ membership and collective attributes. Such considerations will vary based on the Board of Directors’ existing membership and other factors, such as the strength of a potential nominee’s overall qualifications relative to diversity considerations.

Compensation Committee. The Compensation Committee is responsible for determining, or recommending to the Board of Directors for determining, the compensation of our Chief Executive Officer and all other executive officers, paid directly by us, if any. The Compensation Committee also assists the Board of Directors with all matters related to compensation, as directed by the Board of Directors. The current members of the Compensation Committee are Messrs. Puleo, Reinfrank, Spielvogel and Stein and Mses. Matas and Loeb, each of whom is not an interested person of us for purposes of the 1940 Act and the NASDAQ corporate governance rules. As shown below, none of our executive officers is directly compensated by us and, as a result, the Compensation Committee does not produce and/or review and report on executive compensation practices. The Compensation Committee Charter is available on our website (www.apolloic.com).

Co-Investment Committee. The Co-Investment Committee is responsible for reviewing and approving certain co-investment transactions pursuant to the exemptive order we received from the Securities and the “Commission on March 29, 2016 (the “Order”). The Co-Investment Committee is comprised of all the Independent Directors.